FOR IMMEDIATE RELEASE
April 23, 2002

Mellody Hobson elected to Tellabs' board of directors

Naperville, Ill. — At the company’s annual meeting April 23, Tellabs stockholders elected Mellody Hobson, president of Ariel Capital Management, Inc., to the Tellabs board of directors. Current directors Stephanie Pace Marshall and William F. Souders also were re-elected to new, three-year terms as directors.

“Mellody’s strategic perspective on the overall capital markets will help Tellabs position the company for a future return to growth,” said Tellabs Chairman Michael J. Birck. “She is a respected member of the investment community, and we’re glad to have her on our board of directors.”

Hobson directs the marketing and client servicing effort at Ariel Capital Management, Inc., a Chicago-based investment management firm with over $10 billion in assets under management. In this role, she oversees the firm’s relationships with corporate, public and non-profit institutional clients as well as the marketing initiatives for the firm’s four publicly traded mutual funds: Ariel Fund, Ariel Appreciation Fund, Ariel Premier Growth Fund and Ariel Premier Bond Fund. Additionally, as the firm’s president, she plays a role in firm-wide management and strategic planning.

Hobson works with a variety of civic and professional institutions, including serving as director of the Chicago Public Library, Board Member of the Field Museum and Board Member of Do Something.

She is a regular financial contributor on ABC’s “Good Morning America.” Her extensive media experience includes spending three years as a financial reporter on WGN’s “Minority Business Report” and also regular appearances on CNN and CNNfn (financial network).

In more than 80 countries around the globe, Tellabs helps the world’s leading communications service providers build tomorrow’s converged networks of voice, data and video. Tellabs employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today, most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

CONTACTS:
Jean Medina
+1.630.798.2509
Jean.Medina@tellabs.com
Robin Urbanski
+1.630.798.2508
robin.urbanski@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries. All other company names and products mentioned herein may be the property of their respective companies.